EXHIBIT 99.2
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     Spectra Site
Getting Networks on Air

CONTACT:    Investor Relations Department
            919-466-5492
            INVESTORRELATIONS@SPECTRASITE.COM


           SPECTRASITE COMPLETES $900 MILLION SENIOR CREDIT FACILITY

CARY, NC, NOVEMBER 22, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, announced today that its operating subsidiary, SpectraSite Communications, Inc. ("Communications"), has entered into a new $900 million senior secured credit facility with a syndicate of lenders led by TD Securities (USA) LLC and Citigroup Global Markets Inc. The new credit facility replaces Communications' previous facility of approximately $638 million. The new credit facility is guaranteed by SpectraSite and its present and future domestic restricted subsidiaries, and is secured by a pledge of substantially all of Communications' assets. The new facility consists of a $200 million senior secured revolving credit facility, which matures in 2011, a $300 million senior secured delayed draw term loan facility, which matures in 2011, and a $400 million senior secured term loan facility, which matures in 2012. The new facility provides for borrowings tied to base rate or LIBOR, as selected by Communications, and includes a $400 million incremental facility that may be activated in whole or in part at any time, subject to certain conditions and limitations.

Proceeds from borrowings of $450 million made at closing under the new facility were used to repay Communications' previous senior secured credit facility including all related fees and expenses. SpectraSite anticipates using the facility for general corporate purposes, including acquisitions and financing distributions to its stockholders.

Commenting on the closing of the Company's new senior credit facility, Stephen
H. Clark, President and CEO, stated, "This is truly a groundbreaking transaction for SpectraSite. Among other things, the new facility provides us with the ability to consistently return value to shareholders in the form of stock buybacks and dividends while also providing us with the ability to invest in prudent growth initiatives. In addition, the new facility will generate interest savings of approximately $4.5 million per year, thereby positively impacting our free cash flow on an annual basis. In summary, I am extremely pleased with the quality of our lender group and I think our internal team did a wonderful job of structuring a flexible transaction that will help SpectraSite continue to generate significant returns for our investors."

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At September 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,802 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors

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include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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